Exhibit 99.1

PositiveID Corporation Appoints Lyle L. Probst President

Mr. Probst has 15 years of managerial experience in the bio-detection field, including time at Lawrence Livermore National Labs and SAIC

DELRAY BEACH, FL, April 18, 2014 – PositiveID Corporation ("PositiveID" or “Company”) (OTCQB: PSID), a developer of biological detection and diagnostics solutions, announced today that it has appointed Lyle L. Probst President of the Company. Mr. Probst, who has 15 years of managerial experience with large bio-detection programs and products, joined PositiveID in 2011 at the time that PositiveID acquired Microfluidic Systems, based in Pleasanton, CA.

Before joining Microfluidic Systems, Mr. Probst directed bio-detection programs at Lawrence Livermore National Laboratory (“LLNL”). He managed a series of bio-detection programs such as the Department of Homeland Security Science & Technology BAND (Bioagent Autonomous Networked Detector) program, and the development and deployment of BioWatch Generation 1 at LLNL, and was principal investigator/developer of the high-throughput BioWatch mobile laboratory at SAIC. Mr. Probst was previously the Director of Capillary Electrophoresis and Director of Chemistries at the Joint Genome Institute. He holds a B.S. in Biology and an M.B.A in Executive Management.

“Over the past three years, our team has accomplished several significant milestones, including teaming with major government contractors, receiving a $2.5 million license fee from a large partner, and last month entering into a strategic contract to demonstrate our M-BAND product in a Defense Department program,” Probst stated. “I am confident that our best-in-class technology, partners, and capabilities position us well for success.”

William J. Caragol, Chairman and CEO of PositiveID, said, “Lyle’s performance and results speak for themselves. I am proud of what Lyle and the team have achieved and we are eager to reach the major goals we’ve set for 2014 and beyond.”

About PositiveID Corporation

PositiveID Corporation is an emerging growth company and developer of biological detection systems for America’s homeland defense industry as well as rapid biological testing. PositiveID is focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats and analyze biological samples. For more information on PositiveID, please visit http://www.PositiveIDCorp.com.

Statements about PositiveID's future expectations including, without limitation, the likelihood that the Company’s best-in-class technology, partners, capabilities and other differentiators position it well for additional government contract awards going forward, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on April 11, 2014, and 10-Qs filed on May 20, 2013, August 14, 2013, as amended August 19, 2013, and November 19, 2013, under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

PositiveID Corporation

Allison Tomek

561-805-8000

atomek@positiveidcorp.com